UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 23, 2007

Allied World Assurance Company Holdings, Ltd
__________________________________________
(Exact name of registrant as specified in its charter)

Bermuda	001-32938	98-0481737
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

27 Richmond Road, Pembroke,		HM 08
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	441-278-5400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 23, 2007, Allied World Assurance Company Holdings, Ltd (the "Company") announced the retirement of G. William Davis, Jr., Executive Vice President – Worldwide Treaty & Facultative Reinsurance, effective as of March 31, 2007. A copy of the press release announcing Mr. Davis’s retirement is furnished herewith as Exhibit 99.1.

The Company and Mr. Davis have entered into a Retirement and Consulting Agreement, dated effective as of March 31, 2007 (the "Agreement"), setting forth the terms and conditions of Mr. Davis’s retirement and engagement as a consultant to the Company. The Agreement will supersede the Employment Agreement, dated as of November 1, 2006 (the "Employment Agreement"), by and among the Company, Allied World Assurance Company, Ltd and Mr. Davis. A copy of the Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The description of the Agreement contained herein is qualified in its entirety by reference to the Agreement filed herewith.

Pursuant to the Agreement, Mr. Davis will be entitled to receive (i) all accrued but unpaid base salary through March 31, 2007; (ii) reimbursement of business expenses incurred prior to March 31, 2007 in accordance with Company policy; (iii) any benefits provided under the Company’s employee benefit plans due generally upon a termination of employment, including tax reimbursements accrued but unpaid for periods prior to March 31, 2007; and (iv) rights to indemnification by virtue of his position as a former officer of the Company and pursuant to the terms of the Indemnification Agreement, dated August 1, 2006, into which he entered with the Company. In addition, all stock options and restricted stock units received by Mr. Davis will vest as of March 31, 2007. Mr. Davis will also receive common shares of the Company equivalent to 150% of his 2006 target award under the Company’s Long-Term Incentive Plan.

Mr. Davis will serve as a consultant to the Company from April 1, 2007 through March 31, 2008 (the "Consulting Period"). The Consulting Period will automatically extend for one-year periods thereafter unless either party provides at least 60 days’ prior written notice to the other party of its intention not to extend the Consulting Period. For each one-year period of the Consulting Period, Mr. Davis will receive consulting fees of $120,000. During the Consulting Period, Mr. Davis will be entitled to participate in the Company’s health and insurance plans on the same basis as other executive officers of the Company. Additional payments and benefits to Mr. Davis include: (i) a housing allowance (currently $10,000 per month) and continued reimbursement of utilities through September 30, 2007; (ii) reimbursement of actual and reasonable shipping, moving and other costs associated with Mr. Davis’s repatriation from Bermuda back to the United States, including airfare for him and his spouse; and (iii) tax gross-up payments for housing and tax preparation services during the 2007 calendar year on the same basis as other executive officers of the Company.

Mr. Davis will also release the Company and its subsidiaries, and their respective directors, officers, employees and agents, from any and all claims that he has, had or may have had against the Company, its subsidiaries or any such persons, except for any claims relating to Mr. Davis’s right to enforce the Agreement or for certain prior accrued obligations under the Employment Agreement. The Agreement incorporates by reference certain restrictive covenants contained in the Employment Agreement. These restrictive covenants include a perpetual confidentiality provision and assignment of inventions, non-interference and non-compete provisions that will run through the later of the termination period set forth in the Employment Agreement and the expiration of the Consulting Period.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1 -- Retirement and Consulting Agreement, dated effective as of March 31, 2007, by and between Allied World Assurance Company Holdings, Ltd and G. William Davis, Jr.

Exhibit 99.1 -- Press release, dated March 23, 2007, announcing the retirement of G. William Davis, Jr.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Allied World Assurance Company Holdings, Ltd

March 23, 2007	By:	/s/ Wesley D. Dupont

Name: Wesley D. Dupont
Title: Senior Vice President and General Counsel

Top of the Form

Exhibit Index

Exhibit No.	Description

10.1	Retirement and Consulting Agreement, dated effective as of March 31, 2007, by and between Allied World Assurance Company Holdings, Ltd and G. William Davis, Jr.
99.1	Press release, dated March 23, 2007, announcing the retirement of G. William Davis, Jr.